IDX Funds 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated March 1, 2023, relating to the financial statements and financial highlights of the IDX Risk‐Managed Bitcoin Strategy and IDX Commodity Opportunities Fund, each a series of IDX Funds, for the year or period ended December 31, 2022, under the headings “Financial Highlights” in the Prospectus and “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Cleveland, Ohio
April 28, 2023